Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 20-F of Getnet Adquirência e Serviços para Meios de Pagamento S.A. of our report dated August 23, 2021 relating to the financial statements of Getnet Adquirência e Serviços para Meios de Pagamento S.A. which appears in this Registration Statement.

/s/ PricewaterhouseCoopers Auditores Independentes

São Paulo, São Paulo

October 8, 2021